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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of this 5th day of June, 2007, is entered into by Palatin Technologies, Inc., a Delaware corporation with its principal place of business at 4C Cedar Brook Drive, Cranbury, NJ, 08512 (the “Company”), and Stephen T. Wills (“Employee”).

The Company desires to continue employing the Employee, and the Employee desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree that the following terms of this Employment Agreement shall supersede in all respects any prior agreements governing employment between the parties:

1.0	Term of Employment. The Company hereby agrees to continue employing the Employee, and the Employee hereby accepts the continuation of employment with the Company, upon the terms set forth in this Agreement, for the period commencing on June 5, 2007 (the “Commencement Date”) and ending on June 30, 2010 unless sooner terminated in accordance with the provisions of Section 4 (the “Employment Period”).

2.0	Position Title &Capacity.

2.1	The Employee shall serve as Chief Financial Officer, with responsibilities consistent with this position and as the Company’s Board of Directors (the “Board”) may determine from time to time, with powers and duties as may be determined, from time to time, by the Board, consistent with the Employee’s position. The Employee shall report to the Company’s Board of Directors. The Employee shall be based at the Company’s corporate headquarters, which is based in Cranbury, New Jersey. The Employee shall also be available for travel at such times and to such places as may be reasonably necessary in connection with the performance of his duties hereunder.

2.2	The Employee may serve as an employee director on the Board as determined and approved by the Board during the Employment Period and for no additional compensation; however, upon termination of employment for any reason, the Employee will no longer serve as a member of the Company’s Board of Directors and will take any and all actions necessary to effectuate such resignation as may be reasonably requested by the Company.

2.3	The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him. The Employee agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

2.4	The Employee specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Agreement, that he is not in possession of any document or other tangible property of any corporation, partnership, firm, company, joint venture or other entity or other person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to his Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to this Agreement.

3.0	Compensation and Benefits. During the Employment Period, unless sooner terminated in accordance with the provisions of Section 4, the Employee shall receive the following compensation and benefits:

3.1	Salary. The Company shall pay the Employee, in equal semi-monthly installments or otherwise in accordance with the Company’s standard payroll policies as such policies may exist from time to time, an annual base salary of $321,000, effective July 1, 2007. Such salary shall be subject to review, as determined by the Company’s Compensation Committee and approved by the Board, on an annual basis, but the Board shall not decrease the Employee’s annual base salary at any such annual review.

3.2	Cash Performance Bonus. The Employee will be included in the Company’s annual discretionary bonus compensation program based on a June 30th year end in an amount to be decided by the Company’s Compensation Committee and approved by the Board, payable no later than September 30th of each year during the Employment Period.

3.3	Stock Options. As additional compensation for services rendered, the Company has granted to the Employee the right and option to purchase shares of the Company’s Common Stock and in the future may grant additional options to purchase shares of the Company’s Common Stock to the Employee in accordance with the terms of the Company’s stock plan then in effect.

Notwithstanding any option certificate or agreement to the contrary, the following provisions apply to all options granted to the Employee either prior to or after the Commencement Date:

(a)	All such options that are not vested as of the Date of Termination (as defined in Section 6) shall immediately vest and become fully exercisable as of the Date of Termination, except in the case of termination: (i) for Cause (as defined in Section 6) or (ii) at the election of the Employee pursuant to Section 4.6. Notwithstanding the foregoing if upon a Change in Control as defined in Section 6.5 (c) or (d), any of the options are terminated in connection with the Change in Control, then all such options that are not vested as of the date of the Change in Control shall immediately vest and become fully exercisable immediately prior to the Change in Control; and

(b)	All of such options that are vested as of the Date of Termination shall expire on the first to occur of: (i) 24 months following the Employee’s retirement; (ii) 24 months following the Employee’s Date of Termination other than (A) for Cause (as defined in Section 6), or (B) termination at the election of the Employee pursuant to Section 4.6; (iii) the expiration date of the option as set forth in the applicable option certificate or agreement; or (iv) as otherwise provided in the applicable option plan in the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation. For purposes of this subsection, “retirement” requires that the Employee not render services of any nature for any entity as a regular employee, and not render services of any nature for any entity for more than an average of twenty (20) hours per week as a consultant or term employee.

Nothing in this Section 3.3 shall apply to or affect any equity award that is not either an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or a non-qualified stock option.

3.4	Fringe-Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall also be entitled to holidays and annual vacation leave in accordance with the Company’s policy as it exists from time to time.

3.5	Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

3.6	Insurance. The Employee will be covered under the Company’s Directors’ and Officers’ liability insurance to the same extent the Company’s directors and other officers are covered.

4.0	Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1	Expiration of the Employment Period in accordance with Section 1, unless the Company and Employee agree to extend the Agreement term or otherwise continue Employee’s employment on mutually agreeable terms.

4.2	At the election of the Company, for Cause (as defined in Section 6), immediately upon written notice by the Company to the Employee, which notice of termination shall have been approved by a majority of the Board.

4.3	Immediately upon the death or determination of Disability (as defined in Section 6) of the Employee.

4.4	At the election of the Employee, for Good Reason (as defined in Section 6), immediately upon written notice of not less than sixty (60) days prior to termination by the Employee to the Company.

4.5	At the election of the Company upon or within twelve (12) months following a Change in Control (as defined in Section 6), or at the election of the Employee for Good Reason (as defined in Section 6) upon or within twelve (12) months following a Change in Control (as defined in Section 6), immediately upon written notice of termination.

4.6	At the election of either party, upon written notice of termination.

5.0	Effect of Termination.

5.1	Compensation & Benefits.

(a)	As referenced in this section, compensation following the Employee’s termination shall be in the form of severance. Severance will be based on the employee’s base salary in effect as of the employee’s last day of employment, and will be paid in installments in accordance with the Company’s regular payroll schedule in effect on the Date of Termination (provided that such installments shall be made at least monthly) except as set forth in subparagraph (e) below.

(b)	Severance is not considered compensation for purposes of employee and employer matching contributions under the 401(k) plan.

(c)	As referenced in this section, upon termination of the Employee’s employment with the Company, medical and dental benefits will be available to the Employee, at his election, solely pursuant to the provisions of COBRA with the Company paying the full cost of COBRA coverage for a period up to 18 months if employment is terminated for any reason except an Employee resignation without Good Reason (as defined in Section 6) and a Company discharge for Cause (as defined in Section 6). If the Employee is discharged for Cause or the Employee resigns without Good Reason, the Employee will be required to remit the COBRA cost (102% of total benefit cost) of coverage.

(d)	Upon termination of the Employee’s employment with the Company, apart from the Employee’s election under COBRA to continue medical and dental benefits (as described in Section 5.1(c)), the Employee will cease to be eligible for participation in the Company’s health and welfare insurance and any other fringe benefit programs that pursuant to their contracts or Company policy require an active employee status.

(e)	Notwithstanding any other provision with respect to the timing of severance payments under this Agreement, if, on the Date of Termination, the Employee is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and any successor statute, regulation and guidance thereto, hereafter, “Section 409A”) limited only to the extent necessary to comply with the requirements of Section 409A, any severance payments to which the Employee may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, six months of payments otherwise due to the Employee. After the first business day of the seventh month following the Date of Termination and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of this Agreement.

5.2	Termination By The Company or at Election of the Employee (other than for Good Reason).

(a)	If theEmployeeelects to terminatehisemployment(other than for Good Reason) pursuant to 4.6, no severance and/or benefits shall be paid, and the Employee shall be entitled only to receive payment of his earned but unpaid salary, and accrued vacation, as of his last day of actual employment by the Company;

(b)	If the Company elects to terminate the Employee (other than for Cause) pursuant to Section 4.6, or, within sixty (60) days prior to the expiration of this Agreement, the Company and Executive fail to agree to extend this Agreement or otherwise reach a mutually acceptable agreement to continue Executive’s employment, the Company shall pay to the Employee his salary in effect on the Date of Termination for an eighteen (18) month period following the Date of Termination, plus medical and dental benefits (as described in Section 5.1(c));

(c)	If the Company terminates the Employee for Cause pursuant to Section 4.2, no severance and/or benefits shall be paid, and the Employee shall be entitled only to receive payment of his earned but unpaid salary, and accrued vacation, as of the Date of Termination. Employee may elect COBRA medical and dental benefits, in which case the Employee will be required to remit the COBRA cost (102% of total benefit cost) of coverage.

5.3	Termination By Employee Election For Good Reason. If the Employee terminates employment at his election for Good Reason pursuant to Section 4.4, other than as provided for in Section 5.4, the Company shall pay to the Employee his salary in effect at that time for an eighteen (18) month period following the Date of Termination plus medical and dental benefits (as described in Section 5.1(c)).

5.4	Termination Following a Change In Control. If the Company terminates the employment relationship upon or following a Change In Control pursuant to Section 4.5, or if the Employee terminates employment at his election for Good Reason upon or following a Change in Control pursuant to Section 4.5:

(a)	The Company shall pay to the Employee his annual salary in effect at that time in a lump sum amount, calculated at one and one-half (1.5) times such annual salary, within ten (10) business days following the Date of Termination plus medical/dental care benefits (as described in Section 5.1(c)); and

(b)	For a six (6) month period after the Date of Termination, the Company shall reimburse the Employee for reasonable fees and expenses incurred by him for the purpose of locating employment in an amount, not to exceed $25,000, mutually agreed upon by and between the Employee and the Company, including the fees and expenses of consultants and other persons retained by him for such purpose, promptly, within ten days, receipt by the Company of satisfactory evidence of payment of such fees and expenses.

5.5	Termination by Reason of the Employee’s Death or Disability. If, prior to the expiration of the Employment Period, the Employee’s employment is terminated by the Employee’s death or Disability pursuant to Section 4.3, the Company shall pay to the Employee, or in the case of the Employee’s death, to the estate of the Employee, his salary in effect at that time for an eighteen (18) month period following the Date of Termination plus medical and dental benefits (as described in Section 5.1(c)).

5.6	Withholding and Deductions.

(a)	All payments hereunder shall be subject to withholding and to such other deductions as shall at the time of such payment be required pursuant to any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to the executors or administrators to the Employee’s estate, the delivery to the Company of all necessary tax waivers and other documents.

(b)	In the event the Employee is required pursuant to Section 4999 of the Code to pay (through withholding or otherwise) an excise tax on “excess parachute payments” (as defined in Section 280G(b) of the Code) made by the Company pursuant to Section 5.4 of this Agreement, the Company shall pay the Employee within thirty (30) days of the Change in Control, such additional amounts as are necessary to place the Employee in the same after tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code.

(c)	In the event the Employee is required to pay any federal, state or local income taxes as a result of the Company’s payment of the Employee’s COBRA premiums under this Section 5, the Company shall pay the Employee not later than the end of the year after the year in which the taxes are paid such additional amounts as are necessary to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any such tax liability.

5.7	Release of Claims. The Employee’s entitlement to severance, payment of COBRA premiums, and accelerated vesting of options, is contingent upon the Employee’s execution of a general release of claims in a form prepared by the Company and presented to the Employee upon termination of his employment hereunder, as well as the Employee’s compliance with the provisions of Section 7 hereof.

5.8	No Requirement to Mitigate. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise.

6.0	Definitions. For purposes of this Agreement the following definitions apply:

6.1	“Cause”shall mean the occurrence of any of the following circumstances:

(a)	(i) the Employee'smaterial breach of, or habitual neglect or failure to perform the material duties which he is required to perform under, the terms of this Agreement; (ii) the Employee’s material failure to follow the reasonable directives or policies established by or at the direction of the Board; or (iii) the Employee’s engaging in conduct that is materially detrimental to the interests of the Company such that the Company sustains a material loss or injury as a result thereof, provided that the breach or failure of performance by the Employee under subparagraphs (i) through (iii) hereof is not cured, to the extent cure is possible, within ten (10) days of the delivery to the Employee of written notice thereof;

(b)	the willful breach by the Employee of Section 7 of this Agreement or any provision of any confidentiality, invention and non-disclosure, non-competition or similar agreement between the Employee and the Company; or

(c)	the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

6.2	“Date of Termination” shall mean the Employee’s last day of actual employment by the Company (or its successor) for any reason including death or Disability.

6.3	“Disability” shall mean the inability of the Employee, by reason of illness, accident or other physical or mental disability, for a period of 120 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, however, that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

6.4	“Good Reason” shall mean the occurrence of any of the following circumstances, and the Company’s failure to cure such circumstances within thirty (30) days of the delivery to the Company of written notice by the Employee of such circumstances:

(a)	any material adverse change in the Employee’s duties, authority or responsibilities as described in Section 2.1 hereof which causes the Employee’s position with the Company to become of significantly less responsibility or assignment of duties and responsibilities inconsistent with the Employee’s position;

(b)	a material reduction in the Employee’s salary as in effect on the Commencement Date or as the same may be increased from time to time;

(c)	the failure of the Company to continue in effect any material compensation or benefit plan in which the Employee participates as in effect on the Commencement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, as in effect on the Commencement Date;

(d)	the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company’s health and welfare insurance, retirement and other fringe-benefit plans insurance, which the Employee was participating as in effect on the Commencement Date, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Employee with the number of paid vacation days to which he is entitled in accordance with the Company’s normal vacation policy in effect on the Commencement Date or in accordance with any agreement between the Employee and the Company existing at that time; or

(e)	the relocation of the Employee to a location which is a material distance from Cranbury, New Jersey.

(f)	For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A, and any successor statute, regulation and guidance thereto.

6.5	"Change in Control" shall mean the occurrence of any of the following events:

(a)	any "person," as such term is used in Sections13(d) and 14(d) of theSecuritiesExchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(b)	the date the individuals who, during any twelve month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director during the twelve month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(c)	a merger or consolidation of the Company approved by the stockholders of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or less of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no “person” (as defined in Section 6.4(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)	a sale of all or substantially all of the assets of the Company.

7.0	Restrictive Covenants.

(a)	For the purposes of this Agreement:

(i)	Competing Products” means any products or processes of any person or organization other than the Company in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products or processes that the Company is developing or has developed or commercialized during the time of the Employee’s employment with the Company.

(ii)	“Competing Organization” means any person or organization engaged in, or with definitive plans to become engaged in, research or development, production, distribution, marketing or selling of a Competing Product.

(b)	The Employee acknowledges that he has, on or prior to the date of the Agreement, executed and delivered to the Company an Employee Agreement on Confidentiality, Intellectual Property, Debarment Certification and Conflict of Interest (the “Confidentiality Agreement”) and the Employee hereby affirms and ratifies his obligations thereunder; and the Employee agrees that after termination by the Company for Cause pursuant to Section 4.2 (except in the case where such termination occurs within 12 months following a Change in Control), by the Employee pursuant to Section 4.6, or by either party upon expiration of the Employment Period, he will not render services of any nature, directly or indirectly, to any Competing Organization in connection with any Competing Product within any geographical territory as the Company and such Competing Organization are or would be in actual competition, for a period of eighteen (18) months, commencing on the Date of Termination.

(c)	The Employee agrees that he will not, during the Employment Period and for a period of nine (9) months commencing on the Date of Termination, directly or indirectly employ,

solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person whom he knows to be an employee of the Company or any parent, subsidiary or affiliate of the Company.

(d)	In the event a court of competent jurisdiction should find any provision in this Section 7 to be unfair or unreasonable, such finding shall not render such provision unenforceable, but, rather, this provision shall be modified as to subject matter, time and geographic area so as to render the entire section valid and enforceable.

8.0	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon either: (a) personal delivery; or (b) three (3) days following deposit with the United States Postal Service for delivery by registered or certified mail, postage prepaid, or one (1) day following deposit with a reputable overnight courier service, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.0	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.0	Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.0	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. Any such amendment shall comply with the requirements of Section 409A, if applicable.

12.0	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of New Jersey, without regard to its principles of conflict of laws.

13.0	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are unique and personal and shall not be assigned by him.

14.0	Waiver of Breach.

14.1	Waiver by the Company. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver by the Company shall be valid unless in writing signed by an authorized officer of the Company and approved by a majority of the Board.

14.2	Waiver by the Employee. No delay or omission by the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver by the Employee shall be valid unless in a writing signed by the Employee.

15.0	Miscellaneous.

15.1	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.2	In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.0	Survival. The provisions of Sections 3.3, 5, 6, 7 and 8 shall survive the terminationof this Agreement.

17.0	Attorney's Fees. The Company shall reimburse the Employee for all legal fees and expenses associated with the negotiation and drafting of this Agreement,upon reasonable documentation thereof, up to a maximum of $5,000.

18.0	Timing of Reimbursements. All reimbursements made by the Company pursuant to this Agreement will be made within 30 days from the date the Employee submits documentation of the expenses. Employee will submit documentation substantiating expenses within 30 days from the date the expenses are incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal effective as of the day and year set forth above.

PALATIN TECHNOLOGIES, INC.	EMPLOYEE

By:	By:
Carl Spana Title: Chief Executive Officer and President	Name: Stephen T. Wills Executive V.P. of Operations and Chief Financial Officer

Date:	Date: